 Exhibit 99.1

MJ Harvest, Inc. Provides Convertible Debt Financing to PPK Investment Group, Inc.

LAS VEGAS, NV /March 30, 2021 / MJ Harvest, Inc. (OTCQB:MJHI) announced that it has closed a loan to PPK Investment Group, Inc. (“PPK”) in the form of a convertible note in the amount of $620,000. PPK does business as Country Cannabis, a vertically integrated Oklahoma based cannabis company involved in the growing, harvesting, processing, extraction, manufacturing, and wholesale and retail distribution of its Country Cannabis branded products. The convertible note bears interest at 6% per annum and is due on September 1, 2021. The conversion feature of the Note provides that MJHI may convert the Note to acquire a 6.2% interest in PPK provided such conversion is then in compliance with Oklahoma regulations governing ownership of cannabis licenses in Oklahoma. If converted, the interest accrued from the loan date of March 24, 2021 through the date of conversion will be forgiven. The intention of MJHI is to establish a relationship with PPK through the loan agreement, and then expand that relationship to an increasing ownership interest in accordance with Oklahoma law so that, over time, MJHI and PPK can effectively combine and grow their respective businesses.

CEO Patrick Bilton stated, “This is an excellent opportunity for the Company to join forces with a proven operator. We envision targeting expansion of Country Cannabis into emerging markets in the coming months”.

The convertible note was agreed to March 22, 2021 with a closing date and effective date of March 24, 2021, and the loaned funds were provided to PPK on the Closing Date. In the event the Note is converted prior to maturity, MJHI will invest $1,000,000, consisting of the note conversion of $620,000 and issuance of MJHI common stock of $380,000, for an aggregate 10% interest in PPK. MJHI has an option to increase ownership up to 100% at any time prior to March 31, 2023 provided such increases can be accomplished in accordance with Oklahoma law then in effect. The definitive agreement also grants MJHI an option to acquire the real estate that Country Cannabis utilizes in its operations from an affiliated company. MJHI is now working with PPK to structure further investment in compliance with Oklahoma cannabis licensing requirements on a timeline that provides the capital PPK needs for its continuing expansion into new markets. Additional investment in PPK, if any, will be on the same terms as the initial investment.

Clinton Pyatt, Chief Executive Officer and President of PPK, has agreed to continue his role in the Country Cannabis business for at least the next three years. Under Clinton’s leadership, Country Cannabis has been growing rapidly and is currently pursuing a number of expansion opportunities to enhance the business in the coming periods. Clinton stated, “we see our relationship with MJHI as an integral step in our efforts to grow our business as we continue to build our Country Cannabis Brand. We look forward to an evolving relationship with MJHI over time as we grow our business and pursue status as a publicly traded company.”

This press release contains forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the Safe Harbor created by those sections. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company assumes no obligation to update any forward-looking statement to reflect any event or circumstance that may arise after the date of this release.

CONTACT:
MJ Harvest, Inc.
9205 West Russell Rd., Ste. 240
Las Vegas, NV 89148
Telephone: 954.519.3115
Tcktsllc@earthlink.net
@HARVESTMJ